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                                                                      EXHIBIT 11

                                       TRANS WORLD AIRLINES, INC. AND SUBSIDIARIES

                                            COMPUTATION OF EARNINGS PER SHARE
                                     (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE AMOUNT)
                                                                                                             FOUR MONTHS
                                                                          YEAR ENDED          YEAR ENDED        ENDED
                                                                         DECEMBER 31,        DECEMBER 31,    DECEMBER 31,
                                                                             1997                1996            1995
                                                                         ------------        ------------    ------------

ADJUSTMENTS TO NET INCOME (LOSS):
   Loss before extraordinary items                                        $ (89,862)          $(275,027)       $(33,638)
   Preferred stock dividend requirements                                    (16,119)            (16,648)         (4,751)
   Special dividend requirement relating to redemption
      of 12% Preferred Stock                                                      -             (20,001)              -
                                                                          ---------           ---------        --------
   Loss before extraordinary items applicable to common stock              (105,981)           (311,676)        (38,389)
   Extraordinary items, net of income taxes                                 (20,973)             (9,788)          3,500
                                                                          ---------           ---------        --------
   Net loss applicable to common stock for basic earnings
      per share calculation                                                (126,954)           (321,464)        (34,889)
   Diluted Earnings Per Share adjustment - dividend requirements
      on 8% and 9 1/4% Preferred Stock assumed to be converted               16,119              16,648           4,751
                                                                          ---------           ---------        --------
   Net loss applicable to common stock for diluted earnings
      per share calculation                                               $(110,835)          $(304,816)       $(30,138)
                                                                          =========           =========        ========

ADJUSTMENTS TO OUTSTANDING SHARES:
   Basic Earnings Per Share:
   Average number of shares of common stock<F1>                              53,477              44,189          33,330
   Diluted Earnings Per Share Adjustments:
      Incremental shares associated with the assumed exercise of
         options and warrants<F2>                                               832               3,759           1,645
      Common shares assumed to be issued upon conversion of
         8% and 9 1/4% Preferred Stock                                       10,412               7,401               -
                                                                          ---------           ---------        --------
   Total average number of common and common equivalent
      shares used for diluted earnings per share calculation                 64,721              55,349          34,975
                                                                          =========           =========        ========

PER SHARE AMOUNTS:
   Loss before extraordinary item and special preferred dividend:
      Basic                                                               $   (1.98)          $   (6.60)       $  (1.15)
      Diluted<F3>                                                         $   (1.39)          $   (4.97)       $  (0.96)
   Net loss:
      Basic                                                               $   (2.37)          $   (7.27)       $  (1.05)
      Diluted<F3>                                                         $   (1.71)          $   (5.51)       $  (0.86)


--------------------
<F1> Includes 6,397 shares for the year ended December 31, 1997, 5,681 for the year ended December 31, 1996, and 5,349 shares for the period ended December 31, 1995, of Employee Preferred Stock which, except for a liquidation preference of $.01 per share and the right to elect a certain number of directors to the Board of Directors, is the functional equivalent of Common Stock.

<F2> Pursuant to an employee stock incentive plan (ESIP or the Plan), the
     Company is required to distribute additional shares of common stock and Employee Preferred Stock as a result of the distribution of additional shares following the effective date of the '95 Reorganization. The Company distributed 931,604 additional shares in July 1997 under this provision. Additionally, the ESIP provides that, beginning in 1997, employees may significantly increase their ownership, through grants or purchases, as set forth in the Plan. The earnings (loss) per share computations do not give any effect to the potential issuance of these shares.

<F3> As the effects of including the incremental shares associated with options and warrants and the assumed conversion of the 8% Preferred Stock are antidilutive, these amounts are not presented in the accompanying statements of consolidated operations.
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